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                                                                   Exhibit 10.8

                            TELE-COMMUNICATIONS, INC.
                                5619 DTC Parkway
                            Englewood, Colorado 80111


                                January 17, 1999



Mr. C. Michael Armstrong
AT&T Corp.
295 North Maple Avenue
Basking Ridge, New Jersey  07920

         Re: At Home Corporation

Dear Mr. Armstrong:

         This letter hereby confirms our discussion concerning those certain change of control provisions (the "Change of Control Provisions") set forth in
Section 10 of the Master Distribution Agreement Term Sheet (the "Term Sheet") attached as Exhibit A to a letter agreement dated May 15, 1997 between At Home Corporation, Tele-Communications, Inc. ("TCI"), Comcast Corporation, Cox Enterprises, Inc., Kleiner, Perkins, Caufield & Byers, and certain of their respective affiliates, as such term sheet has been amended by the letter agreement, dated as of October 2, 1997, as amended as of October 10, 1997, among the parties to the May 15, 1997 letter agreement and Cablevision Systems Corporation and certain of its affiliates. As we have discussed, you and we agree that it is in the best interests of AT&T Corp. ("AT&T") and TCI that a TCI Change of Control (as defined in Section 1(a) of the Term Sheet) not occur as a result of the proposed acquisition of TCI by AT&T (such as would trigger certain rights by which certain exclusivity obligations may be terminated pursuant to the Change of Control Provisions). A TCI Change of Control is defined in part to occur upon certain changes in the membership of the Board of Directors of TCI following a change in majority voting power of TCI. The definition of a TCI Change of Control and the Change of Control Provisions are set forth in full in Appendix A hereto.

         Therefore, it is hereby agreed that following the acquisition of TCI by AT&T, AT&T shall not intentionally take such action or fail to take such action as would trigger clause (ii) of the definition of TCI Change of Control set forth in Appendix A hereto.

         In addition, AT&T hereby consents for all purposes (including with regard to the agreement between TCI and AT&T entered into in connection with the proposed acquisition of TCI by AT&T) to the execution by TCI Internet Holdings Inc. of a form of Voting Agreement in substantially the form as attached hereto as Appendix B (the "Voting Agreement").
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         This letter agreement shall terminate and be of no further force and effect upon any termination of the Voting Agreement pursuant to Sections 3(i), 3(iii), 3(iv) or 3(v) thereof.

         If the foregoing is acceptable to you, please execute the copy of this letter agreement in the space below.


                                    TELE-COMMUNICATIONS, INC.



                                    Leo J. Hindery Jr.,
                                    President and Chief Operating Officer

ACCEPTED AND AGREED
this ___ day of January, 1999


AT&T CORP.



C. Michael Armstrong,
Chairman of the Board and
Chief Executive Officer

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                                   APPENDIX A


Definition of TCI Change of Control

         "TCI Change of Control" shall be deemed to have occurred at such time as (i) any Person or a group of Persons acting in concert (including a natural person or any form of business entity but excluding Bob Magness, John C. Malone, their respective lineal descendants, any estate or trust for beneficiaries of any of the foregoing or any stockholder that was a member of the controlling group of TCI as of the Execution Date, and any employee stock purchase or similar plan) owns an amount of stock representing in excess of 50% of the voting power of the outstanding common stock of TCI and, (ii) as a result of achieving such ownership, at any time prior to the first anniversary of achieving such ownership the Persons who were members of the Board of Directors of TCI as of the date of achieving such ownership, plus any additional directors not designated by such Persons or group of Persons described in clause (i) which are approved by a majority of the directors who were directors as of the date of achieving such ownership, no longer constitute a majority of the entire Board of Directors of TCI.


Change of Control Provisions

10.  CHANGE OF CONTROL OF TCI.

Following the occurrence of a TCI Change of Control, either CCI or Comcast Cable, so long as it is an Exclusive Stockholder, shall be entitled to elect to terminate the Restricted Period as to all Cable Parents and their Controlled Affiliates by giving written notice to such effect to each other Stockholder and @Home, in which case no Cable Parent or its Controlled Affiliate shall have any remaining obligations under the Cable Parent Exclusivity Provisions.